Exhibit (e)(2)

AVIGEN, INC.
MANAGEMENT TRANSITION PLAN
EFFECTIVE JULY 15, 1998
LAST AMENDED OCTOBER 30, 2008

SECTION 1. INTRODUCTION

     The Avigen, Inc. Management Transition Plan (the “Plan”) is designed to provide separation pay and benefits to eligible terminating employees. Except as provided in Section 11, all existing severance pay plans, programs or practices, whether formal or informal, are hereby revoked and terminated.

SECTION 2. ELIGIBILITY AND PARTICIPATION

     You are eligible to participate in the Plan if (i) you are an employee of the Company and (ii) you receive from the Company a Management Transition Plan Eligibility Notice. The business decisions that may result in your becoming eligible to participate in the Plan are decisions to be made by the Company, in its sole discretion. If you receive a Management Transition Plan Eligibility Notice, you are automatically a “Participant” in the Plan and may receive benefits as described below. Except as provided in Section 11, in the event that you receive more than one Management Transition Plan Eligibility Notice, the Management Transition Plan Eligibility Notice with the latest date shall control. Participation ends when you are no longer eligible to receive benefits under the Plan.

SECTION 3. DEFINITIONS

     For purposes of this Plan, the following terms shall have the meanings set forth below:

     (a) “Board” means the Board of Directors of the Company.

     (b) “Cause” means that, in the reasonable determination of the Company or, in the case of the Chief Executive Officer, the Board, (i) you have committed an intentional act to materially injure the Company; (ii) you have intentionally refused or failed to follow lawful and reasonable directions of the Board or the appropriate individual to whom you report; (iii) you have willfully and habitually neglected your duties for the Company; or (iv) you have been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the Company. Notwithstanding the foregoing, Cause shall not exist unless the conduct described in the preceding sentence may be cured and has not been cured within fifteen (15) days following your receipt of written notice from the Company or the Board, as the case may be, specifying the particulars of your conduct constituting Cause.

     (c) “Change in Control” means (i) a sale of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation and in which a majority of the outstanding ownership interests of the surviving corporation or other entity shall not be held by the stockholders of the Company in the same proportions as held immediately preceding such transaction, (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger (A) are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) shall not constitute a majority of the outstanding stock of the Company immediately following such merger, (iv) the individuals who, as of the date of the adoption of this Plan, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board or the nominating or similar committee thereof, such new director shall be considered as a member of the Incumbent Board), or (v) an acquisition by the Company of another entity (whether by stock purchase, merger, consolidation or otherwise), or assets of another entity, in which the consideration paid for such acquisition shall constitute shares of the Company’s common stock constituting more than fifty percent (50%) of the Company’s outstanding shares of common stock following such acquisition. For the sake of clarity, a Change in Control may occur more than once while the Plan remains in effect.

     (d) “Company” means Avigen, Inc. (or any successor entity), or, where the context so implies, following a Change in Control, the surviving entity resulting from such transaction.

     (e) “Constructive Termination” means that you voluntarily terminate your employment with the Company and such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) after any of the following is undertaken without your express written consent:

          (i) the assignment to you of any duties or responsibilities which result in a diminution in your position or function (but not merely a change in title or reporting relationships) as in effect immediately prior to the earlier of the date of your termination of employment or the date of the Change in Control;

          (ii) a reduction by the Company in your annual base salary as in effect on the date of the Change in Control or as increased thereafter;

          (iii) any failure by the Company to continue in effect any benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which you are participating at the time of a Change in Control (hereinafter referred to as “Benefit Plans”) or the taking of any action by the Company that would adversely affect your participation in or reduce your benefits under the Benefit Plans or deprive you of any fringe benefit that you enjoyed at the time of a Change in Control; provided, however, that no Constructive Termination shall be deemed to have occurred under this Section 3(e)(iii) following a Change in Control if the Company provides for your participation in benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans, as you determine in good faith;

          (iv) your relocation by the Company, or the relocation of the Company’s principal executive offices if your principal office is at such offices, to a location more than thirty (30) miles from the location at which you were performing your duties prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control;

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          (v) a material breach of this Plan or a material breach of a written agreement with you regarding the terms and conditions of your employment; or

          (vi) any failure by the Company to obtain the assumption of this Plan or any material agreement with you regarding the terms and conditions of your employment by any successor or assign of the Company.

     (f) “Involuntary Termination” means your dismissal or discharge by the Company (or, if applicable, by any successor entity) and such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) for a reason other than for Cause. The termination of your employment will not be deemed to be an “Involuntary Termination” if your termination occurs as a result of your death or disability.

SECTION 4. BENEFITS

     As a Participant in the Plan, you are eligible to receive the following benefits if your employment with the Company terminates.

     (a) Change in Control. If your employment with the Company (or any successor entity) terminates due to an Involuntary Termination or a Constructive Termination, in either case within two (2) months prior to or twelve (12) months following a Change in Control:

          (i) Salary Continuation. The Company shall continue your base salary, as in effect on the date of the Constructive Termination or Involuntary Termination, as the case may be, for the number of months specified in the Management Transition Plan Eligibility Notice. Such amount shall be paid to you in regular monthly installments over the number of months of salary continuation specified in the Management Transition Plan Eligibility Notice. Any salary continuation payments that you receive shall be subject to all required tax withholding.

          (ii) Stock Option Vesting and Exercisability. Any accelerated vesting and extended exercisability of your outstanding stock options to acquire common stock of the Company shall be as set forth in the Management Transition Plan Eligibility Notice.

          (iii) Health Benefits. Provided that you elect continued coverage under federal COBRA law, the Company shall pay, on your behalf, the premiums of your group health insurance coverage, including coverage for your eligible dependents. The number of months of such premium payments shall be for the number of months specified in the Management Transition Plan Eligibility Notice, but in no event shall such premium payments be made for a period exceeding eighteen (18) months or be made following the effective date of your coverage by a health plan of a subsequent employer. For the balance of the period that you are entitled to coverage under federal COBRA law, you shall be entitled to maintain coverage for yourself and your eligible dependents at your own expense.

3.

     (b) No Change in Control. If your employment with the Company (or any successor entity) terminates due to an Involuntary Termination or a Constructive Termination that does not occur within two (2) months prior to or twelve (12) months following a Change in Control:

          (i) Salary Continuation. The Company shall continue your base salary, as in effect on the date of the Involuntary Termination, for the number of months specified in the Management Transition Plan Eligibility Notice. Such amount shall be paid to you in regular monthly installments over the number of months of salary continuation specified in the Management Transition Plan Eligibility Notice. Any salary continuation payments that you receive shall be subject to all required tax withholding.

          (ii) Stock Option Vesting and Exercisability. Any accelerated vesting and extended exercisability of your outstanding stock options to acquire common stock of the Company shall be as set forth in the Management Transition Plan Eligibility Notice.

          (iii) Health Benefits. Provided that you elect continued coverage under federal COBRA law, the Company shall pay, on your behalf, the premiums of your group health insurance coverage, including coverage for your eligible dependents. The number of months of such premium payments shall be for the number of months specified in the Management Transition Plan Eligibility Notice, but in no event shall such premium payments be made for a period exceeding eighteen (18) months or be made following the effective date of your coverage by a health plan of a subsequent employer. For the balance of the period that you are entitled to coverage under federal COBRA law, you shall be entitled to maintain coverage for yourself and your eligible dependents at your own expense.

     (c) Parachute Payments.

          (i) If any payment or benefit you would receive pursuant to a Change in Control from the Company pursuant to this Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide you with the greatest economic benefit. If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.

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          (ii) The independent registered public accounting firm (the “Accounting Firm”) engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the Accounting Firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized Accounting Firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such Accounting Firm required to be made hereunder. The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding and conclusive upon the Company and you.

SECTION 5. ADMINISTRATION AND OPERATION OF THE PLAN

     The Company is the “Plan Sponsor” and the “Plan Administrator” of the Plan, as such terms are defined in the Employee Retirement Income Security Act of 1974 (“ERISA”). The Company, in its capacity as Plan Administrator of the Plan, is the named fiduciary that has the authority to control and manage the operation and administration of the Plan and shall exercise such authority solely in the best interest of Plan Participants. The Company may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants. Following a Change in Control, the Plan Administrator shall be the individual serving as the Chairman of the Board immediately prior to the Change in Control. If such individual is unable or unwilling to serve as Plan Administrator, the Plan Administrator shall be the individual serving as the Chair of the Compensation Committee of the Board immediately prior to the Change in Control. If such individual is unable or unwilling to serve as Plan Administrator, the Plan Administrator shall be the individual serving as the Chair of the Audit Committee of the Board immediately prior to the Change in Control. If such individual is unable or unwilling to serve as Plan Administrator, the Plan Administrator shall be the individual serving as the Chair of the Corporate Governance and Nominating Committee of the Board immediately prior to the Change in Control. If such individual is unable or unwilling to serve as Plan Administrator, the Board shall appoint a member of the Board to serve as the Plan Administrator.

     Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. The responsibilities of the Company under the Plan shall be carried out on its behalf by its directors, officers, employees and agents, acting on behalf or in the name of the Company in their capacity as directors, officers, employees and agents and not as individual fiduciaries. The Company may delegate any of its fiduciary responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.

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SECTION 6. CLAIMS, INQUIRIES AND APPEALS

     (a) Applications For Benefits And Inquiries. Applications for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be in writing by you (or your authorized representative), signed and submitted to: Plan Administrator, Management Transition Plan, Avigen, Inc., 1301 Harbor Bay Parkway, Alameda, CA 94502.

     (b) Denial of Claims. If any application for benefits is denied in whole or in part, the Plan Administrator must provide you with written or electronic notice of the denial of the application, and of your right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The written notice of denial will be set forth in a manner designed to be understood by you, and will include (i) specific reasons for the denial, (ii) specific references to the Plan provisions upon which the denial is based, (iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary and (iv) an explanation of the Plan’s review procedure and the time limits applicable to such procedure, including a statement of your right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below.

     This notice of denial will be given to you within thirty (30) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional thirty (30) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to you before the end of the initial thirty (30)-day period.

     This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

     (c) Request for Review. You (or your authorized representative) may appeal a denied benefit claim by submitting a written request for a review to: Review Panel, Management Transition Plan, Avigen, Inc., 1301 Harbor Bay Parkway, Alameda, CA 94502.

     The Review Panel shall be comprised of two (2) or more persons to be appointed by the Company. Your appeal must be submitted within sixty (60) days after the application is denied (or deemed denied). The Review Panel will give you (or your representative) an opportunity to review pertinent documents in preparing a request for a review. Following a Change in Control, the Review Panel shall consist of the individual serving as the Chairman of the Board immediately prior to the Change in Control and one or more other individuals appointed by such Chairman of the Board. If the Chairman of the Board is unable or unwilling to serve as a member of the Review Panel, the Review Panel shall consist of the individual serving as the Chair of the Compensation Committee of the Board immediately prior to the Change in Control and one or more other individuals appointed by such Chair of the Compensation Committee. If the Chair of the Compensation Committee is unable or unwilling to serve as a member of the Review Panel, the Review Panel shall consist of the individual serving as the Chair of the Audit Committee of the Board immediately prior to the Change in Control and one or more other individuals appointed by such Chair of the Audit Committee. If the Chair of the Audit Committee is unable or unwilling to serve as a member of the Review Panel, the Review Panel shall consist of the individual serving as the Chair of the Corporate Governance and Nominating Committee of the Board immediately prior to the Change in Control and one or more other individuals appointed by such Chair of the Corporate Governance and Nominating Committee. If the Chair of the Corporate Governance and Nominating Committee is unable or unwilling to serve as a member of the Review Panel, the Board shall appoint two or more members of the Board to serve as members of the Review Panel.

6.

     A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that you or your representative feel are pertinent. You or your representative will have the opportunity to submit (or the Review Panel may require you or your representative to submit) additional facts, documents or other material relating to your claim. You (or your representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim. The review shall take into account all comments, documents, records and other information submitted by you (or your representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     (d) Decision On Review. The Review Panel will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days) for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Review Panel is to render its decision on the review. The Review Panel will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by you, (i) the specific reason or reasons for the denial, (ii) references to the specific Plan provisions upon which the decision is based, (iii) a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim and (iv) a statement of your right to bring a civil action under Section 502(a) of ERISA.

     (e) Rules and Procedures. The Plan Administrator and/or the Review Panel may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out their responsibilities in reviewing benefit claims. If you wish to submit additional information in connection with an appeal from the denial of benefits, you may be required to do so at your own expense.

     (f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until (i) a written application for benefits has been submitted in accordance with the procedures described above, (ii) the person claiming benefits has been notified by the Plan Administrator that the application is denied, (iii) a written request for a review of the application has been submitted in accordance with the appeal procedure described above and (iv) the person appealing the denial has been notified in writing that the Review Panel has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator or Review Panel does not respond to your claim or appeal within the relevant time limits specified in this Section 6, you may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

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SECTION 7. ARBITRATION

     (a) Any applicant’s claim remaining unresolved after exhaustion of the procedures in Section 6 (and to the extent permitted by law, any dispute concerning any breach or claimed breach of duty regarding the Plan) shall be settled solely by binding arbitration at the Company’s principal place of business at the time of the arbitration, in accordance with the JAMS Arbitration Rules and Procedures. The arbitrator, in reviewing the decision of the Plan Administrator or Review Panel pursuant to Section 6, shall apply the standard of a reviewing court under ERISA, namely that such decision shall be affirmed unless the arbitrator finds it to be arbitrary and capricious. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Subject to Section 8 relating to attorneys’ fees, each party to any dispute regarding the Plan shall pay the fees and costs of presenting his, her or its case in arbitration. All other costs of arbitration, including the costs of any transcript of the proceedings, administrative feeds, and the arbitrator’s fees shall be borne by the Company.

     (b) Except as otherwise specifically provided in this Plan, the provisions of this Section 7 shall be absolutely exclusive for any and all purposes and fully applicable to each and every dispute regarding the Plan, including any claim which, if pursued through any state or federal court or administrative proceeding, would arise at law, in equity or pursuant to statutory, regulatory or common law rules, regardless of whether such claim would arise in contract, tort or under any other legal or equitable theory or basis. The arbitrator shall have jurisdiction and authority to award only Plan benefits and prejudgment interest; and apart from such benefits and interest, the arbitrator shall not have any authority or jurisdiction to make any award of any kind including, without limitation, compensatory damages, punitive damages, foreseeable or unforeseeable economic damages, damages for pain and suffering or emotional distress, adverse tax consequences or any other kind or form of damages. The remedy, if any, awarded by such arbitrator shall be the sole and exclusive remedy for each and every claim which is subject to arbitration pursuant to this Section 7. Any limitations on the relief that can be awarded by the arbitrator are in no way intended (i) to create rights or claims that can be asserted outside arbitration or (ii) in any other way to reduce the exclusivity of arbitration as the sole dispute resolution mechanism with respect to this Plan.

     (c) The Plan and the Company will be the necessary parties to any action or proceeding involving the Plan. No person employed by the Company, you or any other person having or claiming to have an interest in the Plan will be entitled to any notice or process, unless such person is a named party to the action or proceeding. In any arbitration proceeding, all relevant statutes of limitation apply. Any final judgment or decision that may be entered in any such action or proceeding will be binding and conclusive on all persons having or claiming to have any interest in the Plan.

SECTION 8. PAYMENT OF ATTORNEYS’ FEES

     (a) The Company agrees to pay all costs and reasonable expenses, including reasonable and customary attorneys’ fees, incurred by you with respect to an action (i) brought by or on behalf of you to obtain any payment owed to you pursuant to this Plan, or (ii) instituted by or in the name of the Company to interpret any of the terms of the Plan as they relate to the Company’s obligations under this Plan.

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     (b) Notwithstanding the foregoing, the Company shall not have an obligation to pay costs, expenses or attorneys’ fees incurred by you if (i) in an action initiated by or on behalf of you, the arbitrator determines that each of the material assertions made by you as a basis for such action was not made in good faith or was frivolous, (ii) in an action brought by or in the name of the Company, the arbitrator determines that each of your material defenses to such action was not made in good faith or was frivolous, or (iii) the arbitrator determines that you are not otherwise entitled to be paid such costs, fees and expenses.

     (c) It is the Company’s intention that if the Company contests your right to benefits under the Plan, the question of your right to such benefit shall be for the arbitrator to decide pursuant to Section 7, and no action of the Company (including the Board, the Plan Administrator, any committee or subgroup thereof, or independent legal counsel) shall create a presumption that you are not entitled to such benefits.

SECTION 9. OTHER TERMINATIONS

     You are NOT eligible for benefits under this Plan if your employment terminates due to: (i) death; (ii) disability; or (iii) any other reason not specified in Section 4 above.

SECTION 10. BASIS OF PAYMENTS TO AND FROM THE PLAN

     All benefits under the Plan shall be paid by the Company. Initially, the Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company. However, within ten (10) days prior to a Change in Control, the Company shall deposit an amount of cash into a grantor trust (the “Trust”) established by the Company pursuant to the Trust Agreement that is attached hereto as Exhibit A that is sufficient (a) to pay all benefits under the Plan that all Plan Participants are then or may in the future become entitled to receive under Section 4(a), assuming that each Plan Participant were to experience a termination of employment with the Company that qualifies for such benefits; and (b) to pay all costs and reasonable expenses that are anticipated to be paid to all Plan Participants under Section 8(a), which amount of anticipated costs and expenses shall be not less than five hundred thousand dollars ($500,000). Assets to pay potential benefits under Section 4(a) and costs and reasonable expenses for a particular Participant under Section 8(a) may revert from the Trust to the Company following a Change in Control, if such Participant enters into a written employment agreement with a successor entity in a Change in Control. In addition, upon your Involuntary Termination or Constructive Termination prior to a Change in Control, the Company shall deposit an amount of cash into the Trust that is sufficient to pay all potential benefits that you are then or may in the future become entitled to receive under Section 4(b). At the time the Trust is funded, the Plan Administrator shall instruct the trustee of the Trust to make cash payments to or on behalf of Plan Participants as required under Sections 4(a)(i), 4(a)(iii), 4(b)(i), 4(b)(iii) and 8(a). Any amounts deposited in the Trust shall remain subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency until paid to Plan Participants or their beneficiaries.

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SECTION 11. AMENDMENT AND TERMINATION

     The Company reserves the right to amend or terminate this Plan at any time and to amend or revoke any Management Transition Plan Eligibility Notice at any time; provided, however, that any amendment or termination of this Plan or any amendment or revocation of any Management Transition Plan Eligibility Notice that reduces benefits under the Plan shall not be effective as to any Participant without the Participant’s consent unless such reduction is approved by the written vote of a majority of Plan participants who are officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (with the Chief Executive Officer of the Company casting the deciding vote in the event of a tie).

SECTION 12. COMPLIANCE WITH SECTION 409A

     All payments provided under this Plan are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). If you are a “specified employee” of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your Involuntary Termination or Constructive Termination (each, a “Covered Termination”), then any salary continuation paid pursuant to Sections 4(a)(i) and 4(b)(i) (the “Salary Continuation”) shall be delayed until the earlier of: (i) the date that is six (6) months after the date of the Covered Termination, or (ii) the date of your death (such date, the “Delayed Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the Salary Continuation that otherwise would have been paid to you on or before the Delayed Payment Date, without any adjustment on account of such delay, and (B) continue the Salary Continuation in accordance with any applicable payment schedules set forth for the balance of the period specified in your Management Transition Plan Eligibility Notice. Amounts and benefits paid pursuant to Sections 4(a)(ii) and 4(b)(ii) are intended to be paid pursuant to the exceptions provided by Treasury Regulation Section 1.409A-1(b)(5)(v)(E) and Treasury Regulation Section 1.409A-1(b)(5)(v)(C)(1). Amounts paid pursuant to Sections 4(a)(iii) and 4(b)(iii) are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

SECTION 13. NON-ALIENATION OF BENEFITS

     No Plan benefit may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.

SECTION 14. SUCCESSORS AND ASSIGNS

     This Plan, and the benefits to be provided hereunder, shall be binding on the successors and assigns of the Company.

SECTION 15. LEGAL CONSTRUCTION

     This Plan shall be interpreted in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of California. This Plan constitutes both a plan document and a summary plan description for purposes of ERISA.

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SECTION 16. OTHER PLAN INFORMATION

Plan Identification Number:	510

Employer Identification Number:	133647113

Ending of the Plan’s Fiscal Year:	December 31

     Agent for the Service of Legal Process: The Plan’s agent for service of legal process is: Jan Linver, Human Resources, Avigen, Inc., 1301 Harbor Bay Parkway, Alameda, CA 94502.

SECTION 17. STATEMENT OF ERISA RIGHTS

     As a Participant in this Plan (which is a welfare benefit plan sponsored by the Company), you are entitled to certain rights and protections under ERISA, including the right to:

     (a) Receive Information About Your Plan and Benefits

          (i) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan and a copy of the latest annual report (Form 5500 series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

          (ii) Obtain, upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) summary plan description. The Plan Administrator may make a reasonable charge for the copies; and

          (iii) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report, if applicable.

     (b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

     (c) Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

          (i) Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

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          (ii) If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

          (iii) If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     (d) Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

12.

AVIGEN, INC.
MANAGEMENT TRANSITION PLAN ELIGIBILITY NOTICE

TO:

DATE:

     The Company has designated you as a Participant in the Avigen, Inc. Management Transition Plan (the “Plan”). A copy of the Plan document, which also constitutes a summary plan description, is attached to this Management Transition Plan Eligibility Notice (this “Notice”). The terms and conditions of your participation in the Plan are as set forth in the Plan and herein.

     Subject to the provisions of Section 11 of the Plan, the details of your Plan benefits as described under Section 4(a) of the Plan, are as follows:

     Salary Continuation Payments: ______________ months.

     Health Benefits Continuation Period: ______________ months, or such earlier date as you shall secure subsequent employment that shall provide you with substantially similar health benefits.

     Stock Option Vesting And Extended Exercisability: ______ of the unvested portion of each outstanding stock option is vested in full (such acceleration of vesting to be applied to the portion that otherwise would be earliest to vest), and each vested option shall remain exercisable for the greater of (a) the period provided in the option grant and (b) ______ of its remaining term as if continuous service to the Company had not terminated prior to three (3) months prior to the end of such __________ of the remaining term. Notwithstanding the foregoing, no option shall remain exercisable following the earlier of (i) the original maximum term of the option, or (ii) the tenth anniversary of the date of grant of the option. If, as of the date of this Notice, you hold options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and/or you hold options that are not deemed to constitute a nonqualified deferred compensation plan for the purposes of Section 409A of the Internal Revenue Code but which would be deemed to constitute such a nonqualified deferred compensation plan as a result of the preceding sentence, the preceding sentence shall not apply to the extent necessary to enable the option to retain its status as such an incentive stock option and as not constituting such a nonqualified deferred compensation plan unless you accept such provisions by signing and returning a copy of this Notice within fifteen (15) days of the date of this Notice.

     Subject to the provisions of Section 11 of the Plan, the details of your Plan benefits as described under Section 4(b) of the Plan, are as follows:

     Salary Continuation Payments: ______________ months.

     Health Benefits Continuation Period: ______________ months, or such earlier date as you shall secure subsequent employment that shall provide you with substantially similar health benefits.

13.

     Stock Option Vesting And Extended Exercisability: ______ of the unvested portion of each outstanding stock option is vested in full (such acceleration of vesting to be applied to the portion that otherwise would be earliest to vest), and each vested option shall remain exercisable for the greater of (a) the period provided in the option grant and (b) ______ of its remaining term as if continuous service to the Company had not terminated prior to three (3) months prior to the end of such __________ of the remaining term. Notwithstanding the foregoing, no option shall remain exercisable following the earlier of (i) the original maximum term of the option, or (ii) the tenth anniversary of the date of grant of the option. If, as of the date of this Notice, you hold options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and/or you hold options that are not deemed to constitute a nonqualified deferred compensation plan for the purposes of Section 409A of the Internal Revenue Code but which would be deemed to constitute such a nonqualified deferred compensation plan as a result of the preceding sentence, the preceding sentence shall not apply to the extent necessary to enable the option to retain its status as such an incentive stock option and as not constituting such a nonqualified deferred compensation plan unless you accept such provisions by signing and returning a copy of this Notice within fifteen (15) days of the date of this Notice.

     Please retain a copy of this Notice, along with the Plan document, for your records. Also, please note that this Notice supersedes and revokes all prior Management Transition Plan Eligibility Notices except as provided in the Plan.

AVIGEN, INC.

By:

Its:

14.

ACKNOWLEDGEMENT

     The undersigned Participant hereby acknowledges receipt of the foregoing Notice. In the event the undersigned holds stock options as of the date of this Notice, the undersigned hereby:

     ☐  accepts
     ☐  rejects

the extended exercisability provisions for such stock options set forth above.* The undersigned acknowledges that the undersigned has been advised to obtain tax and financial advice regarding the consequences of this election including the effect, if any, on the status of the stock options for tax purposes under Sections 409A and 422 of the Internal Revenue Code.

Print name

  Please check one box; failure to check a box will be deemed a rejection of the extended exercisability provisions as they relate to such incentive stock options.

15.

EXHIBIT A
RABBI TRUST AGREEMENT

AVIGEN, INC. MANAGEMENT TRANSITION PLAN TRUST AGREEMENT

     This MANAGEMENT TRANSITION PLAN TRUST AGREEMENT (“Trust Agreement”), made this 15th day of December, 2008 by and between AVIGEN, INC. (the “Company”) and WELLS FARGO BANK, N.A., (the “Trustee”).

WITNESSETH:

     WHEREAS, Company has adopted the Management Transition Plan (the “Plan”) as set forth on EXHIBIT A hereto;

     WHEREAS, Company expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

     WHEREAS, Company wishes to establish a trust (hereinafter called “Trust”) and wishes to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

     WHEREAS, it is the intention of the parties that this Trust shall not cause the Plan to be other than an unfunded arrangement (for tax purposes) for the purpose of providing, among other things, cash severance benefits and payment of group health insurance premiums;

     WHEREAS, it is the intention of Company to make contributions to the Trust to provide a source of funds in order to meet its liabilities under the Plan;

     WHEREAS, the Plan Administrator, as such term is defined in the Plan (the “Plan Administrator”), is authorized to administer and interpret the Plan; and

     WHEREAS, prior to a Change in Control, as such term is defined in the Plan (a “Change in Control”), the Plan Administrator shall be the Company, but following a Change in Control, the Plan Administrator shall be an individual serving on the Board of Directors of the Company immediately prior to such Change in Control, as designated in the Plan.

     NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

ARTICLE I

ESTABLISHMENT OF TRUST

          Section 1.1 Company hereby deposits with Trustee in trust $1,000.00, which shall become the principal of the Trust, along with assets transferred from the prior trustee, if any, all to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

          Section 1.2 The Trust hereby established, and all deposits by Company with Trustee, shall be irrevocable by Company.

          Section 1.3 The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly. However, Trustee does not warrant and shall not be liable for any tax consequences associated with the Trust or participation in the Plan.

          Section 1.4 The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and their beneficiaries and general creditors of Company as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3.1 herein.

          Section 1.5 Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits. Notwithstanding the foregoing:

               (1) Within 10 days prior to a Change in Control, the Company shall deposit an amount of cash to the Trust that is sufficient a) to pay all benefits under the Plan that all Plan participants are then or may in the future become entitled to receive under Section 4(a) of the Plan assuming that each Plan participant were to experience a termination of employment with the Company that qualifies for such benefits, as determined by the Plan Administrator, and b) to pay all costs and reasonable expenses that are anticipated to be paid to all Plan participants under Section 8(a) of the Plan, which amount shall not be less than five hundred thousand dollars ($500,000).

               (2) Upon a participant’s Involuntary Termination or Constructive Termination under Section 4(b) of the Plan, the Company shall deposit an amount of cash into the Trust that is sufficient to pay all potential benefits that such Participant is then or may in the future become entitled to receive.

ARTICLE II

PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES

          Section 2.1 From time to time, the Plan Administrator shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. The Plan Administrator may also designate a Payment Schedule to pay for costs and reasonable expenses incurred by Plan participants, as provided in Section 8 of the Plan. Payments shall be made to a Plan participant’s beneficiary (or to the participant’s estate if no beneficiary has been designated) in the event of death prior to the payment date set forth on a Payment Schedule. The Plan Administrator shall supplement the Payment Schedule as additional participants become entitled to benefits under the Plan and shall update participant addresses as appropriate, but it shall not be authorized to amend the Payment Schedule as to a Plan participant previously listed on the Payment Schedule, except with the written consent of such Plan participant.

          Section 2.2 The Trustee shall make payments to the Plan Participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of federal and state taxes (other than FICA, FUTA or local taxes) that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities. Notwithstanding the foregoing, the Plan Administrator may direct the Trustee with respect to the state and federal income tax withholding on such payments. If applicable, the Plan Administrator shall direct the Trustee to remit any FICA, FUTA or local taxes with respect to the benefit payments to Company, and Company shall have the responsibility for determining, reporting and paying the FICA, FUTA or local taxes to the appropriate taxing authorities. Company will indemnify and hold harmless the Trustee from any and all liability to which the Trustee may become subject due to Company’s failure to properly withhold and remit FICA, FUTA or local taxes in connection with payments from the Trust.

          Section 2.3 The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by the Plan Administrator or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan; provided, however, that except as provided in Section 2.1 hereof, once benefits payable to a Plan participant are set forth on a Payment Schedule, Company shall have no further right to determine benefits to be paid from the Plan and may not, without a Plan participant’s written consent, change the Payment Schedule in any manner, as it applies to such participant.

          Section 2.4 Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan, and may request reimbursement for such payments upon presentation of appropriate evidence of payment to Trustee and the Plan Administrator. The Company shall notify Trustee and the Plan Administrator of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company and the Plan Administrator where principal and earnings are not sufficient. Trustee shall not be liable for the inadequacy of the Trust to pay all amounts due under the Plan.

ARTICLE III

TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY
WHEN COMPANY IS INSOLVENT

          Section 3.1 Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code or any comparable state or federal regulatory law.

          Section 3.2 At all times during the continuance of this Trust, as provided in Section 1.4 hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

               (1) The Board of Directors and the Chief Executive Officer (or if there is no Chief Executive Officer, the highest ranking officer) of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

               (2) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

               (3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

               (4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Article II of this Trust Agreement only after Trustee has been directed that Company is not Insolvent (or is no longer Insolvent). Trustee may in all events rely on such evidence concerning Company’s solvency (or Insolvency) as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

          Section 3.3 Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

ARTICLE IV

PAYMENTS TO COMPANY

     Except as provided in Articles II and III hereof, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan. Notwithstanding the foregoing, assets to pay potential benefits under Section 4(a) of the Plan, that have been contributed to the Trust as provided in Section 1.5 of the Trust, and reasonable costs and expenses for a particular Participant under Section 8(a) of the Plan may revert from the Trust to the Company, as directed by the Plan Administrator following a Change in Control if such Participant enters into a written employment agreement with a successor entity in a Change in Control.

ARTICLE V

INVESTMENT AUTHORITY

          Section 5.1 Except as provided below, the Plan Administrator shall have the sole power and responsibility for directing the management, disposition, and investment of the Trust assets, and Trustee shall comply with written directions from the Plan Administrator or its designated agent. Trustee shall have no duty or responsibility to review, initiate action, or make recommendations regarding the investment of Trust assets and shall retain such assets until directed in writing to dispose of them. Prior to issuing any such directions, the Plan Administrator shall certify to Trustee the person(s) who have the authority to issue such directions. Notwithstanding anything herein to the contrary, Trust assets at all times shall be invested in the Wells Fargo Heritage Money Market Fund.

          Section 5.2 In the administration of the Trust, Trustee shall have the following powers; however, all powers regarding the investment of the Trust shall be exercised solely pursuant to direction of the Plan Administrator or its delegated agent or, if applicable, an Investment Manager, unless Trustee has been properly delegated investment authority pursuant to section 5.4 below:

               (1) To hold assets of any kind, including shares of any registered investment company, whether or not Trustee or any of its affiliates provides investment advice or other services to such company and receives compensation for the services provided;

               (2) To sell, exchange, assign, transfer, and convey any security or property held in the Trust, at public or private sale, at such time and price and upon such terms and conditions (including credit) as directed;

               (3) To invest and reinvest assets of the Trust (including accumulated income) as directed;

               (4) To vote, tender, or exercise any right appurtenant to any stock or securities held in the Trust, as directed;

                (5) To consent to and participate in any plan for the liquidation, reorganization, consolidation, merger or any similar action of any corporation, any security of which is held in the Trust, as directed;

               (6) To sell or exercise any “rights” issued on any securities held in the Trust, as directed;

               (7) To cause all or any part of the assets of the Trust to be held in the name of Trustee (which in such instance need not disclose its fiduciary capacity) or, as permitted by laws, in the name of any nominee, and to acquire for the Trust any investment in bearer form, but the books and records of the Trust shall at all times show that all such investments are part of the Trust and Trustee shall hold evidence of title to all such investments;

               (8) To make such distributions in accordance with the provisions of this Trust Agreement;

               (9) To hold a portion of the Trust for the ordinary administration and for the disbursement of funds in cash, without liability for interest thereon for such period of time as necessary, notwithstanding that Trustee or an affiliate of Trustee may benefit directly or indirectly from such uninvested amounts. It is acknowledged that Trustee’s handling of such amounts is consistent with usual and customary banking and fiduciary practices, and any earnings realized by Trustee or its affiliates will be compensation for its bank services in addition to its regular fees; and

               (10) To invest in deposit products of Trustee or its affiliates, or other bank or similar financial institution, subject to the rules and regulations governing such deposits, and without regard to the amount of such deposit, as directed.

          Section 5.3 From time to time the Plan Administrator may appoint one or more investment managers who shall have investment management and control over all or a portion of the assets of the Trust (“Investment Managers”). The Plan Administrator shall notify the Trustee in writing of the appointment of the Investment Manager. In the event more than one Investment Manager is appointed, the Plan Administrator shall determine which assets shall be subject to management and control by each Investment Manager and shall also determine the proportion in which funds withdrawn or disbursed shall be charged against the assets subject to each Investment Manager’s management and control. Such Investment Manager shall direct Trustee as to the investment of assets and any voting, tendering, and other appurtenant rights of all securities held in the portion of the Trust over which the Investment Manager is appointed. Trustee shall have no duty or responsibility to review, initiate action, or make recommendations regarding the investment of the Trust assets and shall retain such assets until directed in writing to dispose of them.

          Section 5.4 The Plan Administrator may delegate to Trustee the responsibility to manage all or a portion of the Trust if Trustee agrees to do so in writing. Upon written acceptance of that delegation, Trustee shall have full power and authority to invest and reinvest the Trust in investments as provided herein, subject to any investment guidelines provided by the Plan Administrator.

ARTICLE VI

DISPOSITION OF INCOME

     During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

ARTICLE VII

ACCOUNTING BY TRUSTEE

     Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Plan Administrator and Trustee. Within 60 days following the close of each calendar year and within 90 days after the removal or resignation of Trustee, Trustee shall deliver to the Plan Administrator a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. Trustee’s accounting, if not objected to within 60 days of it being furnished to the Plan Administrator, shall be deemed accepted by the Plan Administrator.

ARTICLE VIII

RESPONSIBILITY OF TRUSTEE

          Section 8.1 Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Plan Administrator that is contemplated by and consistent with the terms of this Trust, Company, and the Plan Administrator shall indemnify and hold harmless the Trustee, its officers, employees, and agents from and against all liabilities, losses, and claims (including reasonable attorney’s fees and costs of defense) for actions taken or omitted by Trustee in accordance with the terms of this Trust. In the event of a dispute between or among Company, the Plan Administrator, and a Plan participant or beneficiary, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

          Section 8.2 If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys~~'~~’ fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

          Section 8.3 Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder, and Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder. Company shall pay the expenses for services by such individuals or entities, and if Company does not pay such expenses in a reasonably timely manner, Trustee may obtain payment from the Trust.

          Section 8.4 Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy. The Trustee shall not be liable for the failure or omission of any insurance company for any reason to pay any benefits or furnish any services under the policies or contracts. Company shall have the sole responsibility to determine whether any insured under any insurance policy held in the Trust is deceased.

          Section 8.5 Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

          Section 8.6 Any electronic communication, including facsimile and e-mail, received by Trustee from an address that Trustee reasonably believes to be that of a duly authorized representative of Company or the Plan Administrator, shall be deemed to be in writing and signed on behalf of Company by a duly authorized representative of Company, and Trustee shall be as fully protected under the Trust Agreement and applicable law as if such electronic communication had been an originally signed writing.

ARTICLE IX

COMPENSATION AND EXPENSES OF TRUSTEE

     Trustee shall be entitled to reasonable compensation for the services it renders under this Trust. Company shall pay all Trustee’s fees and expenses. If not so paid within a reasonable time, the fees and expenses, including, but not limited to, those expenses referenced in Article VIII above, shall be paid from the Trust. The Trustee’s fee and expenses shall be as set forth on EXHIBIT B, as such exhibit is amended from time to time upon 30 day’s written notice from the Trustee to the Plan Administrator.

ARTICLE X

RESIGNATION AND REMOVAL OF TRUSTEE

          Section 10.1 Trustee may resign at any time by written notice to the Plan Administrator, which shall be effective 90 days after receipt of such notice unless the Plan Administrator and Trustee agree otherwise.

          Section 10.2 Trustee may be removed by the Plan Administrator on 30 days notice or upon shorter notice accepted by Trustee.

          Section 10.3 Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of all information reasonably required by Trustee to transfer assets to the successor Trustee, unless Company extends the time limit.

          Section 10.4 If Trustee resigns or is removed, a successor shall be appointed, in accordance with Article XI hereof, by the effective date of resignation or removal under sections 10.1 and 10.2 of this article. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

ARTICLE XI

APPOINTMENT OF SUCCESSOR

          Section 11.1 If Trustee resigns or is removed in accordance with Section 10.1 or 10.2 hereof, the Plan Administrator may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Plan Administrator or the successor Trustee to evidence the transfer.

          Section 11.2 The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Articles VII and VIII hereof. The successor Trustee shall not be responsible for and the Plan Administrator shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

ARTICLE XII

AMENDMENT OR TERMINATION

          Section 12.1 This Trust Agreement may be amended by a written instrument executed by Trustee and the Plan Administrator. Notwithstanding the foregoing, no such amendment shall (a) make the Trust revocable after it has become irrevocable in accordance with Section 1.2 hereof~~.~~; (b) except as permitted by Article II hereof, alter in any way, to the detriment of a Plan participant listed on a Payment Schedule (or the beneficiary of such a participant), (i) the obligation of the Trust to pay benefits to such participant or beneficiary in accordance with such Payment Schedule, or (ii) such Payment Schedule itself; or (c) otherwise alter this Trust Agreement to the detriment of a Plan participant (or the beneficiary of such participant), except as expressly permitted herein.

          Section 12.2 Except as otherwise provided in Section 12.3 hereof, the Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon such termination of the Trust, any assets remaining in the Trust shall be returned to Company.

          Section 12.3 Upon written approval of all participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Plan Administrator may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Company.

ARTICLE XIII

MISCELLANEOUS

          Section 13.1 Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

          Section 13.2 Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

          Section 13.3 This Trust Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent such laws are preempted by applicable federal law.

          Section 13.4 Plan participants are intended third party beneficiaries of this Trust Agreement and shall be entitled to enforce its provisions for their benefit.

          Section 13.5 Trustee shall be entitled to rely on any information furnished to it by Company or any other party from whom Trustee is entitled to any information. If any provision of this Trust conflicts with any provision of the Plan, the provisions of the Plan shall control with respect to benefit determination and the provisions of this Trust shall control on all other matters.

          Section 13.6 If at any time the Plan fails to meet the requirements of the Internal Revenue Code section 409A, the Plan Administrator shall determine, withhold, report and remit all taxes thereunder, as applicable.

ARTICLE XIV

EFFECTIVE DATE

     The effective date of this Trust Agreement shall be December 15, 2008.

     IN WITNESS WHEREOF, Company and Trustee have caused this Agreement to be executed by individuals thereunto duly authorized as of the day and year first above written.

AVIGEN, INC.	WELLS FARGO BANK, N.A., TRUSTEE

By	/s/ Kenneth G. Chahine	By	/s/ Todd Noetzelman

Name	Kenneth G. Chahine	Name	Todd Noetzelman

Title	Chief Executive Officer	Title	Vice President